Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 25, 2007, relating to (1) the consolidated financial statements and consolidated financial statement schedule of Network Appliance, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), and (2) management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Network Appliance, Inc. for the year ended April 27, 2007.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 22, 2008